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                                                                    EXHIBIT 4.10

                     OMNIVISION PREFERRED PARTNER AGREEMENT

This OmniVision Preferred Partner Agreement ("Agreement") is entered into as of July 15, 2003 ("Effective Date"), between OmniVision Technologies, Inc. ("OmniVision"), a Delaware corporation whose principal office is located at 930 Thompson Place, Sunnyvale, California 94058, U.S.A., and Namtai Electronic (Shenzhen) Company Limited ("Company"), whose principal office is located at Gusu Industrial Estate, Xixiang, Baoan, Shenzhen, PRC

                                    RECITALS

      WHEREAS, OmniVision develops and markets various image-sensing semiconductor products;

      WHEREAS, Company develops and markets modules that incorporate image-sensing semiconductor products;

      WHEREAS, OmniVision and Company recognize the needs to improve time to market for their respective products and to further invest in the innovation of products in order to be competitive in the market place; and

      WHEREAS, OmniVision and Company believe the competitiveness of the respective party can be enhanced by Company participating in OmniVision's Preferred Partner Program (the "Program"), as further described below;

      NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein below, the parties hereby agree as follows:

 1. OmniVision Obligations. Except as otherwise provided herein, OmniVision shall use its commercially reasonable efforts to provide Company with the following:

         1.1 Advance roadmap for OmniVision products (approximately 4 months ahead of non-Program members);

         1.2 Advance preliminary product datasheets (at least 2 months ahead of non-Program members, or when first made available key customers, whichever is earlier);

         1.3 Additional technology or product information requested by key customers will be provided directly by Omnivision. Omnivision will copy Company if key customer also requested such information from Company;

         1.4 Preliminary budgetary pricing (approximately 4 months ahead of non-Program members);

         1.5 Optics and lens and module design guidance and feedback, if available;

         1.6    Assistance with lens sourcing, where available;

         1.7    Program-level support;

         1.8    Program pricing on all OmniVision products and

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         1.9    Inclusion of Company in OmniVision's alphabetical listing of
Program members given to customers that inquire about module vendors.

2. Company Obligations. Except as otherwise provided herein, Company shall use its commercially reasonable efforts to provide OmniVision with the following:

         2.1 Company will make best efforts at providing module samples to Omnivision of new sensor products from Omnivision within 4 weeks of Omnivision first providing samples of new sensor products;

         2.2 Advance information on OmniVision-sensor-based Company module specifications and information on module pricing of which must:

                (a) be provided to OmniVision as soon as available, and no later than when provided to any customer;

                (b) be updated and provided to OmniVision on a quarterly basis; and

                (c) be identical to the information provided to any customer, including without limitation sensor pricing in module breakdown pricing information;

         2.3 Quarterly updates regarding monthly capacity for manufacturing and test;

         2.4 Quarterly updates regarding lead-time to increase capacity for manufacturing and test;

         2.5 Company's corporate background information for OmniVision to provide to its customers that inquire about Program members;

         2.6 Invitation of OmniVision in first meetings with customers (pre-sales, on a per program basis); and

         2.7 Updates on the progress of Program-related sales and marketing efforts at all stages (from pre-sale to design-in).

         2.8 Omnivision and Company will make best efforts to review all programs in which there is collaboration on a monthly basis.

3.    Co-Marketing and Co-Promotion Obligations.

         3.1 When Company has a lead on a potential customer ("Customer") for modules using OmniVision's image sensor products, Company shall notify OmniVision in writing identifying the Customer. Within 3 business days of receipt of Company's notice, OmniVision shall notify Company in writing of whether it was previously in contact with the Customer and, if it was not previously in contact with the Customer, its acceptance or rejection of the Customer for the Program co-marketing and co-promotion efforts described in this Agreement.

                (a) If OmniVision was previously in contact with the Customer, or if OmniVision was not previously in contact with the Customer and rejects the Customer, then neither party will have any obligation with respect to such Customer.

                (b) If OmniVision accepts the Customer, then:

                     (i)   Company will officially introduce OmniVision to the
                       Customer through an email and a joint phone conference call.

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                     (ii)  Omni Vision will keep Company up to date of all
                         progress of the Customer's project at all stages (from pre-sale to design-in).

                     (iii) OmniVision will not work with an alternate module
                         partner for the Customer's project, unless the Customer requests otherwise. If the Customer requests otherwise, OmniVision will notify within Partner within 3 business days. If the Customer requests multiple sourcing for supply of modules, OmniVision shall notify Company of this within 3 business days. OmniVision will remain completely neutral in the Customer's decision.

                     (iv)  When the Customer wants to engage specifically in a
                         module program discussion, OmniVision will invite the Company to a joint meeting with the Customer.

         3.2 When OmniVision has a lead on a potential customer ("Customer") for modules using OmniVision's image sensor products, OmniVision shall notify Company in writing identifying the Customer. Within 3 calendar days of receipt of OmniVision's notice, Company shall notify OmniVision in writing of whether Company was previously in contact with the Customer regarding module sales and, if it was not previously in contact with the Customer, its acceptance or rejection of the Customer for the Program co-marketing and co-promotion efforts described in this Agreement.

                (a) If Company was previously in contact with the Customer, or if Company was not previously in contact with the Customer and rejects the Customer, then:

                     (i)   Company shall place OmniVision at the top of
                         Company's list of image sensor suppliers in all presentations and discussions.

                     (ii)  Company may demonstrate modules using other sensors
                         to the Customer, but Company shall always demonstrate OmniVision-based-modules first.

                     (iii) If the Customer selects another sensor vendor or
                         requests multiple sourcing for sensors, Company must notify OmniVision of this within 3 business days.

                (b) If Company accepts the Customer, then:

                     (i)   OmniVision will officially introduce Company to the
                         Customer through an email and a joint phone conference call.

                     (ii)  Company shall promote OmniVision-based-modules to the
                         Customer and shall not mention, discuss, promote, demonstrate or in any way communicate availability of any module solutions with sensors other than OmniVision sensors.

                     (iii) If the Customer expresses interest in another sensor vendor or requests multiple sourcing for sensors, then Company shall notify OmniVision of this within 3 business days.

                     (iv)  When the Customer wants to engage specifically in a
                         module program discussion, OmniVision will invite Company to a joint meeting with the Customer.

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4.    New Module Designs

         4.1 If OmniVision decides to introduce a new module design to Company (the "Design"), then Company shall either reject or accept the Design in writing within 3 business days of OmniVision's notice thereof.

         4.2 If Company accepts the Design, then Company shall not use the Design with any sensor other than those provided by OmniVision for a period of 6 months from the date of first commercial quantity shipment of a product based on this design.

5. Intellectual Property. Each party remains the owner of its intellectual property, and nothing in this Agreement constitutes a transfer of any rights in either party's intellectual property to the other party.

6.    Term and Termination

         6.1 This Agreement commences on the Effective Date and will remain in full force and effect until terminated as provided herein.

         6.2 In the event of the insolvency, bankruptcy or voluntary dissolution of Company, OmniVision may terminate this Agreement immediately on written notice to Company.

         6.3 Either party-may terminate this Agreement for convenience upon 30 days written notice.

         6.4 If either party defaults in the performance of any provision hereunder and if such default continues and is not cured within 30 days after written notice thereof by the non-defaulting party, then the non-defaulting party may terminate this Agreement.

         6.5    The following Sections shall survive termination of this
Agreement: 4.2, 5, 6.5, 7,8, 9 and 10.

7. No Warranty. ALL INFORMATION EXCHANGED PURSUANT TO THIS AGREEMENT IS PROVIDED "AS-IS" WITHOUT WARRANTY OF ANY KIND. WITHOUT LIMITATION, EACH PARTY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

8. Confidentiality. Company acknowledges that by reason of its relationship to OmniVision hereunder it may have access to certain information and materials concerning OmniVision's business plans, suppliers, customers and products (including but not limited to information and materials contained in technical data provided by OmniVision) which is confidential and of substantial value to OmniVision, which value would be impaired if such information were disclosed to third parties. Company agrees that it shall not use in any way for its own account or the account of any third party, nor disclose to any third party, any such confidential information which is revealed to it by OmniVision. Company will take every reasonable precaution to protect the confidentiality of such information consistent with the efforts exercised by it with respect to its own confidential business information. OmniVision shall advise if it considers any particular information or materials to be confidential. Company will not publish any technical description of the Products beyond the description published by OmniVision. In the event of termination of this

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Agreement, there shall be no use or disclosure by Company of any confidential information of OmniVision,

9. Limitation of Liability. IN NO EVENT SHALL OMNIVISION BE LIABLE FOR COSTS OF PROCUREMENT, SUBSTITUTE GOODS, LOSS OF PROFITS OR FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER, CAUSED, WHETHER FOR BREACH OR WARRANTY, NEGLIGENCE OR OTHERWISE. THE LIMITATIONS OF LIABILITY AND LIMITED REMEDIES HEREIN SHALL APPLY REGARDLESS OF ANY FAILURE OF ESSENTIAL PURPOSE.

10.   General

         10.1 This Agreement shall be governed by and interpreted under the laws of the State of California, United States of America without reference to conflicts of laws provisions.

         10.2 No modification, change or amendment to this Agreement, nor any waiver of any rights in respect hereto, shall be effective unless in writing signed by the party to be charged, The waiver of any breach or default hereunder shall not constitute the waiver of any subsequent breach or default.

         10.3 Any notice or report required or permitted by this Agreement shall be deemed given if delivered personally or if sent by either party to the other by first class mail, postage prepaid, addressed to the other party at its principal business address or at such other address as to which such party shall give notice hereunder. If by mail, delivery shall be deemed effective 3 days after deposit with postal authorities.

         10.4 This Agreement and each and every covenant, term and condition hereof is binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns.

         10.5 The prevailing party in any legal action brought by one party against the other shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred thereby, including court costs and reasonable attorney's fees.

         10.6 This Agreement and any attachments and exhibits attached hereto represent the entire agreement between Company and OmniVision with respect to the subject matter hereof and supersede all prior negotiations, understandings, representations and agreements, oral or written.

AGREED:

COMPANY                                         OMNIVISION

/s/ Karene Wong                                 /s/ John Lynch
---------------------------                     ------------------------------
name: Karene Wong                               name John Lynch

---------------------------                     VP Marketing Sales
title: Director                                 --------------------------------
                                                title VP Marketing Sales


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